Exhibit 7.1

230 West street Suite 700 Columbus,OH 43215	tel 614.221.1120 fax 614.227.6999	www.gbq.com

May 30, 2023

Securities and Exchange Commission

100 F Street, NE

Washington, DC 205495

We have been furnished with a copy of the response to Item 4.02 of Form 8-K for the event that occurred on May 25, 2023, to be filed by our client, Better For You Wellness, Inc.  We agree with the statements made in response to that Item insofar as they relate to our Firm.

Very truly yours,

/s/GBQ Partners LLC